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Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Volcom, Inc.
at
$24.50 Net Per Share
Pursuant to the Offer to Purchase Dated May 11, 2011
by
Transfer Holding, Inc.
an indirect wholly owned subsidiary of
PPR S.A.

  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THURSDAY, JUNE 9, 2011, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase dated May 11, 2011 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the tender offer by Transfer Holding, Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of PPR S.A., a "société anonyme à conseil d'administration" (corporation with a board of directors) organized under the laws of France ("PPR"), to purchase for cash all outstanding shares of common stock, par value $0.001 per share, of Volcom, Inc. (the "Shares"), a Delaware corporation ("Volcom"), at a purchase price of $24.50 per Share, net to you in cash, without interest and less any applicable withholding taxes. Also enclosed is Volcom's Solicitation/Recommendation Statement on Schedule 14D-9.

        We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        Your attention is directed to the following:

  1.
  The price paid in the Offer is $24.50 per Share, net to you in cash, without interest and less any applicable withholding taxes.

  2.
  The Offer is being made for all outstanding Shares.

  3.
  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 2, 2011 (the "Merger Agreement"), among PPR, Purchaser and Volcom. The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into Volcom (the "Merger"), with Volcom continuing as the surviving corporation and a direct or indirect wholly owned subsidiary of PPR. At the effective time of the Merger, each outstanding Share (other than any Shares owned by Volcom, PPR, Purchaser and any of their respective subsidiaries, and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger) will be converted into the right to receive the price per Share paid in the Offer, without interest and less any applicable withholding taxes.

  4.
  The Board of Directors of Volcom (the "Volcom Board") has unanimously (i) determined that the Offer and the Merger are fair to and in the best interests of Volcom and Volcom's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) declared the Merger Agreement advisable. The Volcom Board unanimously recommends to the stockholders of Volcom that they accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (if required by applicable law) vote for the adoption of the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

  5.
  The Offer and withdrawal rights expire at 12:00 midnight, New York City time, at the end of Thursday, June 9, 2011, unless the Offer is extended by the Purchaser (as extended, the "Expiration Time").

  6.
  The Offer is conditioned upon, among other things, (i) at least a majority of the outstanding Shares of Volcom common stock, calculated on a fully diluted basis and together with any Shares then beneficially owned by PPR and/or Purchaser, if any, having been validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended from time to time), (ii) the expiration or termination of any applicable waiting or review period (or extension thereof) that is required to permit the consummation of the Offer, the Merger or the other Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, and any other antitrust or competition law or regulation and (iii) other conditions to the Offer described in the Offer to Purchase.

  7.
  Any stock transfer taxes imposed on the sale and transfer of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, you may be subject to backup withholding at the applicable statutory rate, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

        Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by Computershare Trust Company, N.A. (the "Depositary") of (a) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) (a "Book-Entry Confirmation") with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

        Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Volcom, Inc.
$24.50 Net Per Share
Pursuant to the Offer to Purchase Dated May 11, 2011
by
Transfer Holding, Inc.
an indirect wholly owned subsidiary of
PPR S.A.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 11, 2011 (the "Offer to Purchase"), and the related Letter of Transmittal, in connection with the offer by Transfer Holding, Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of PPR S.A., a "société anonyme à conseil d'administration" (corporation with a board of directors) organized under the laws of France, ("PPR"), to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Volcom, Inc., a Delaware corporation, at a purchase price of $24.50 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

        The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any certificate representing Shares submitted on my behalf to Computershare Trust Company, N.A. (the "Depositary") will be determined by Purchaser in its sole and absolute discretion (provided that Purchaser may delegate such power in whole or in part to the Depositary).

Account Number:	SIGN HERE

Number of Shares to be Tendered: shares*
Signature(s)
Dated , 2011
Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*
Unless otherwise indicated, it will be assumed that all Shares held for the undersigned's account are to be tendered.

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  Exhibit (a)(1)(E)
Offer to Purchase for Cash All Outstanding Shares of Common Stock of Volcom, Inc. at $24.50 Net Per Share Pursuant to the Offer to Purchase Dated May 11, 2011 by Transfer Holding, Inc. an indirect wholly owned subsidiary of PPR S.A.
Instructions Form with Respect to Offer to Purchase for Cash All Outstanding Shares of Common Stock of Volcom, Inc. $24.50 Net Per Share Pursuant to the Offer to Purchase Dated May 11, 2011 by Transfer Holding, Inc. an indirect wholly owned subsidiary of PPR S.A.